Triton Energy Corporation
                   Supplemental Executive Retirement Plan










                     As Amended and Restated Effective
                              January 1, 1994



                             Table of Contents




                                                               Page

  Article 1. . . . . . . . . . . . . . . . . . . .Definitions    1

  Article 2. . . . . . . . . . . . . . . . . . .Participation    5

  Article 3. . . . . . . . . . . . . . . .Retirement Benefits    6

  Article 4. . . . . . . . . . . . . . . . . . Administration    7

  Article 5. . . . . . . . . . . . . . . . . Other Provisions    9




The purpose of the Triton Energy Corporation Supplemental Executive Retirement Plan (the "Plan") is to provide deferred compensation to a select group of management and highly compensated employees who contribute materially to the continued growth, development and future business success of Triton Energy Corporation (the "Corporation") and its subsidiaries, and to provide a retirement benefit package that will assist the Corpo-ration in attracting, retaining and motivating the best available talent to enter its employ.




                                 Article 1
                                Definitions




As used in this document, unless otherwise defined or required by the context, the following terms have the meanings set forth in this Article 1.


1.01     Accrued Benefit
         The Accrued Benefit of any Participant who is or was em-ployed by the Corporation at any time on or after January 1, 1994 is determined using the formula used to compute the Participant's Normal Retirement Benefit, multi-plied by the Participant's accrual percentage determined according to the following schedule on the basis of the Participant's completed Years of Service:




Years of Service         Percentage of Benefit Accrued
- ----------------         ----------------------------
Less than 1                         0%
     1                             10%
     2                             20%
     3                             30%
     4                             40%
     5                             50%
     6                             60%
     7                             70%
     8                             80%
     9                             90%
10 or More                        100%





         The Accrued Benefit for any other Participant is determined based upon the provisions of the Plan in effect on the date of the Participant's termination of employment with the Corporation.

1.02     Average Monthly Compensation
         A Participant's Average Monthly Compensation, as of a given date, is determined by dividing the total Compensation he received during the five (5) consecutive calendar years for which his Compensation was highest by the number of months during such period for which he received Compensation. No fractional calendar years resulting from a Participant's date of employment or date of termination will be taken into account.

1.03     Beneficiary
         Beneficiary is the person, persons, trust or other entity designated to receive any amount payable upon the death of a Participant.

1.04     Board of Directors
         Board of Directors means the Board of Directors of the Cor-poration.

1.05     Change in Control
         Change in Control means the occurrence of any of the fol-lowing:

         (a)  The consummation of:

              (1) Any consolidation or merger of the Employer in which the Employer is not the continuing or sur-viving corporation or pursuant to which shares of the Employer's common stock would be converted into cash, securities or other property, other than a merger of the Employer in which the holders of the Employer's common stock immediately prior to the merger have the same proportionate owner-ship of common stock of the surviving corporation immediately after the merger, or

              (2) Any sale, lease, exchange or other transfer (ex-cluding transfer by way of hypothecation), in one transaction or a series of related transactions, of all, or substantially all, of the assets of the Employer;

         (b) The shareholders of the Employer approve any plan or proposal for the liquidation or dissolution of the Employer;

         (c) Any "person" [as such term is defined in Section 3(a)(9) or Section 13(d)(3) under the Securities and Exchange Act of 1934] or any "group" (as such term is used in Rule 13d-5 promulgated under the Securities and Exchange Act of 1934), other than the Employer or any successor of the Employer or any Subsidiary of the
              Employer or any employee benefit plan of the Employer or any subsidiary (including such plan's trustee), be-comes, without the prior approval of the Directors of the Employer, a beneficial owner for purposes of Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, directly or indirectly, of securities of the Employer representing 25% or more of the Employer's then outstanding securities having the right to vote in the election of Directors of the Employer; or

         (d) During any period of two consecutive years, indi-viduals who, at the beginning of such period con-stituted the entire Board of Directors of the Em-ployer, cease for any reason (other than death) to constitute a majority of the Directors of the Employer, unless the election, or the nomination for election, by the Employer's shareholders, of each new Director of the Employer was approved by a vote of at least two-thirds of the Directors of the Employer then still in office who were Directors of the Employer at the beginning of the period.

1.06     Compensation
         Compensation means the base salary subject to FICA paid by the Corporation or any of its subsidiaries to an Eligible Employee during the Plan Year, excluding any bonuses, commissions, expense allowances, overtime, severance pay, overrides, royalties, or other extraordinary compensation.

         Compensation also includes any amounts of base salary which
         (i) are deferred into the Triton Energy Corporation De-ferred Compensation Plan or (ii) are not otherwise includable in the gross income of the Employee due to Code
         Section 125, 402(a)(8), 402(h) or 403(b).

1.07     Corporation
         Corporation means Triton Energy Corporation.

1.08     Early Retirement Date
         A Participant's Early Retirement Date is the first day of the month that coincides with or next follows the date on which the Participant retires prior to his Normal Retire-ment Date but after satisfying the following requirements:

         (a)  Attainment of age 55; and

         (b)  Completion of ten Years of Service.

1.09     Effective Date
         The Effective Date of the Plan is September 1, 1990. The Effective Date of the amendments of the Plan effected by this restatement of the Plan is January 1, 1994.

1.10     Eligible Employee
         Eligible Employees are those employees of Triton Energy
         Corporation who are officers and key management personnel and who are selected by the Board of Directors to be eligi-ble to participate in the Plan.

1.11     Employment Commencement Date
         The date on which an Employee first performs an Hour of Service for the Employer is his Employment Commencement
         Date.

1.12     Monthly Social Security Benefit
         Monthly Social Security Benefit means the amount of monthly benefits which an
         Employee would be entitled to receive as his "primary in-surance amount" determined under the provisions of the Social Security Act as in effect on the January 1st coinci-dent with or immediately preceding the earlier of (a) his date of retirement or termination or (b) his Normal Re-tirement Date. Such amount will be determined assuming (a) that he has made or will make appropriate application for such benefit, (b) that no event occurs to delay or forfeit any part of such benefit, (c) that if he dies or retires (except for Disability Retirement) before his Normal Re-tirement Date, he will continue to receive until his Normal Retirement Date, remuneration (which would be treated as taxable wages for purposes of the Social Security Act) at the same rate as at the time of retirement or death, and
         (d) that if he retires under the Plan on account of Dis-ability, his Monthly Social Security Benefit, as herein defined, will be the benefit payable if his Social Security disability insurance benefit were to be approved at the same time as his Disability Retirement Benefit. As used in this Section, the term "primary insurance amount" has the meaning ascribed to it in the federal Social Security Act, as amended, and in effect on the affected Employee's date of retirement, death, severance, or Normal Retirement Date, as the case may be.

         A Participant's Monthly Social Security Benefit will be determined based upon estimated compensation histories in accordance with the rules in this paragraph. The pre-separation or pre-retirement compensation history is estimated by apply-ing a salary scale, projected backwards, to the Participant's compensation (as defined in Section 3.03 of Revenue Ruling 71-446) at separation or retirement. The salary scale represents the actual change in the average wages from year to year as used by the Social Security Ad-ministration to determine earnings index factors for Social Security Average Indexed Monthly Earnings.

         The determination of the amount of a Participant's Monthly Social Security Benefit will be made by the SERP Adminis-trative Committee.

1.13     Hour of Service
         An Hour of Service is each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Employer.

1.14     Normal Retirement Date
         A Participant's Normal Retirement Date is the first day of the month that coincides with or next follows the date on which the Participant retires after satisfying the follow-ing:

         (a)  Attainment of age 65, and

         (b)  Completion of ten Years of Service.

1.15     Participant
         The term "Participant" means an Eligible Employee or former Eligible Employee who is participating in the Plan and who is or who may become eligible to receive a benefit of any type from the Plan or whose Beneficiary may be eligible to receive any such benefit.

1.16     Participation Agreement
         Participation Agreement means the agreement, in the form attached hereto and made a part hereof as Exhibit A, exe-cuted by the Corporation and the Eligible
         Employee, pursuant to which, among other things, the Eligi-ble Employee elects to become a Participant in the Plan, and agrees to be bound by the terms and conditions thereof.

1.17     Pension Plan Offset
         Pension Plan Offset means the annual amount of retirement income commencing at age 65 which is payable to a Partici-pant under the Triton Energy Corporation Retirement Income Plan. For married Participants, such benefit will be in the form of a 50% joint and survivor annuity, and for a single Participant, in the form of a life only benefit as determined in accordance with the assumptions and methods set forth in the Triton
         Energy Corporation Retirement Income Plan.

1.18     Plan Year
         Plan Year means the fiscal year of the Corporation.

1.19     SERP Administrative Committee
         The SERP Administrative Committee will mean the person or persons appointed by the Board of Directors to administer the Plan in accordance with Article 4.

1.20     Years of Service
         Years of Service are based upon an Employee's elapsed time of employment during which the Employee is entitled to re-ceive Compensation. A Year of Service (including a frac-tion thereof) will be credited for each completed 365 days of such elapsed time which need not be consecutive. Years of Service with any subsidiaries will be recognized if so approved by the Board of Directors.



                                 Article 2
                               Participation





2.01     Participation
         The Board of Directors will, from time-to-time, select those officers and key management personnel of the Corpora-tion to be Eligible Employees. Any Eligible
         Employee will become a Participant in the Plan by executing a Participation Agreement.




                                 Article 3
                            Retirement Benefits





3.01     Normal Retirement
         Subject to provisions of Section 5.03, a Participant who retires on his Normal Retirement Date will begin to receive the Normal Retirement Benefit to which he is entitled.

         (a)  Normal Retirement Benefit
              A Participant's Normal Retirement Benefit is the month-ly pension benefit commencing on his Normal Retirement Date payable in the Normal Benefit Form in an amount equal to:

              (1)  50% of his Average Monthly Compensation, minus

              (2) The sum of his Monthly Social Security Benefit plus his Pension Plan Offset.

         (b)  Normal Benefit Form
              15 Years Certain - Monthly pension benefit payable for a period of 15 years.

3.02     Early Retirement
         Subject to the provisions of Section 5.03, a Participant who retires on his Early Retirement Date will begin to re-ceive the Early Retirement Benefit to which he is entitled.

         A Participant's Early Retirement Benefit is a monthly pen-sion benefit commencing on his Early Retirement Date equal to his Normal Retirement Benefit, reduced by 1/2% for each of the first 60 months and by 1/3% for each of the next 60 months that his Early Retirement Date precedes his Normal Retirement Date.

         A Participant's Early Retirement Benefit will be payable in the Normal Benefit Form.

3.03     Other Severance of Employment
         Subject to the provisions of Section 5.03, a Participant who terminates employment for any reason (including death) prior to his Early Retirement Date will be entitled to receive a monthly pension benefit from the Plan. Such monthly pension benefit will begin on the first day of the month following the later of the Participant's termination of employment or attainment of age 55 and will be equal to the Participant's Accrued Benefit, reduced by 1/2% for each of the first 60 months and by 1/3% for each of the next 60 months that the Participant's benefit commencement date precedes his Normal Retirement Date.

         This monthly pension benefit will be paid in the Normal
         Benefit Form.

3.04     Pre-Retirement Death Benefit
         Subject to the provisions of Section 5.03, if a Participant dies before terminating employment, the Participant's designated Beneficiary will be entitled to receive the Participant's monthly pension benefit determined in accordance with Sections 1.01, 3.02 or 3.03 above as if the Participant had terminated employ-ment on the day before he died.

         If the Participant had not attained age 55 at the time of his death, he will be treated as having attained age 55 and retired on the day before his death. The death of a Par-ticipant will not cause an acceleration in accrual.

         The benefits will be payable in the Normal Benefit Form and will commence on the first day of the month following the Participant's date of death.

3.05     Reemployment
         If a Participant (a) terminates employment, (b) receives a distribution of all or a portion of his Accrued Benefit and
         (c) is later reemployed, the Participant's Normal Retire-ment Benefit (and therefore his Accrued Benefit) will be reduced by the actuarial equivalent value of the benefit which was previously distributed using the definition of actuarial equivalence as set forth in the first paragraph of Section 1.02 of the Triton Energy
         Retirement Income Plan.



                                 Article 4
                              Administration





4.01     SERP Administrative Committee
         (a) The Board of Directors will appoint a SERP Admin-istrative Committee consisting of one or more per-sons and may increase or decrease the number of persons serving on the SERP Administrative Commit-tee at any time and from time to time. Any member of the SERP Administrative Committee may resign upon ten days prior to written notice to the Board of Directors. The Board of Directors may remove any such member at any time by notifying such per-son in writing and may appoint a successor.

         (b) The SERP Administrative Committee will be respon-sible for the management, operation and adminis-tration of the Plan. The SERP Administrative Com-mittee will have all powers necessary to adminis-ter the Plan in accordance with its terms. The
              SERP Administrative Committee will have the power, exercisable as its sole and absolute discretion, to construe the Plan and determine all questions that may arise thereunder and to establish rules, forms and procedures for the administration of the Plan. In addition, the SERP Administrative Com-mittee will establish and maintain a claims proce-dure similar to that set forth in Section 503 of the
              Employee Retirement Income Security Act of 1974 and the regulations thereunder.

         (c) The SERP Administrative Committee may engage or appoint such assistants or representatives as it deems necessary for the effective exercise of its duties in administering the Plan. The SERP Administrative Com-mittee may delegate to such assistants and representa-tives any powers and duties, both ministerial and dis-cretionary, as seem expedient or appropriate. The SERP Administrative Committee also may engage accountants, actuaries, attorneys, and such other personnel as it deems necessary or advisable.

         (d) All actions of the SERP Administrative Committee will require the consent of a majority of the then members of the SERP Administrative Committee. All actions taken by the SERP Administrative Committee will be final, conclusive and binding on all par-ties.

         (e) In the event the SERP Administrative Committee exercises any discretionary authority under the Plan with respect to a Participant who is a member of the SERP Administrative Committee, such discretionary authority will be exercised solely and exclusively by those members of the SERP Adminis-trative Committee other than the Participant. In the event the remaining members of the SERP Administrative Committee cannot reach a majority conclusion, or, if such Participant is the sole member of the SERP Admin-istrative Committee, the Board of Directors of the Cor-poration will appoint a temporary substitute SERP Ad-ministrative Committee member to exercise all the pow-ers of a qualified SERP Administrative Committee member concerning the matter in which such Participant cannot so act or for which there is a deadlock.

4.02     Costs and Expenses
         All costs and expenses with respect to the adoption, imple-mentation, interpretation, and administration of the Plan will be borne by the Corporation.

4.03     Liability of SERP Administrative Committee
         Unless resulting from his own fraud or willful misconduct, no member of the SERP Administrative Committee will be lia-ble for any loss arising out of any action taken or failure to act by the SERP Administrative Committee or a member thereof in connection with this Plan. The SERP Administra-tive Committee and any individual member of the SERP Admin-istrative Committee and any agent thereof will be fully protected in relying upon the advice of professional con-sultants or advisers employed by the Employer or the SERP Administrative Committee.

4.04     Indemnification
         The Employers hereby jointly and severally indemnify and agree to hold harmless the members of the SERP Administra-tive Committee and all directors, officers and employees of an Employer against any loss, claim, cost, expense (including attorneys' fees), judgment or liability arising out of any action taken or failure to act by the SERP Administrative Committee or such individual in connec-tion with this Plan; provided, however, that this indemnity will not apply to an individual if such loss, claim, cost, expense, judgment, or liability is due to such individual's fraud or willful misconduct.



                                 Article 5
                             Other Provisions





5.01     Construction
         This Plan will be construed in accordance with and governed by the laws of the State of Texas. Words used in the sin-gular will include the plural, the masculine gender will include the feminine, and vice versa, whenever appropriate.

5.02     Acceleration of Accrual Upon Change in Control
         In the event of a Change in Control of the Corporation, notwithstanding any other provision in the Plan to the con-trary, those Participants who are employed by the Corpora-tion on the date of the Change in Control will become fully accrued notwithstanding the accrual schedule in Section 1.01, and the Corporation may fully fund in trust its obli-gations hereunder.

         The benefits payable to a Participant under Article 3 will be distributed to the Participant in a single lump-sum pay-ment within ninety (90) days of the date of the Participant's termination of employment following a Change in Control. Such single lump sum value will be computed using the definition of actuarial equivalence as set forth in the first paragraph of Section 1.02 of the Triton Energy Corporation Retirement Income Plan and will be based upon the assumption that the Participant had completed at least 10 Years of Service prior to his termination of employment. In no event may the SERP Administrative Committee change the discount rate to adversely affect any rights or bene-fits of a Participant on or after the occurrence of a Change in Control.

5.03     Forfeiture of Benefits Under the Plan
         (a) Notwithstanding any other provisions of this Plan, in the event any Participant's employment with the Corporation or any of its subsidiaries is termi-nated for cause (as herein defined), such Partici-pant or his Beneficiary will not be entitled to receive any benefits under this Plan.

         (b) Termination for cause as used in Section 5.03 above will mean termination of employment for:

              (1) Proven or admitted dishonest acts against the Cor-poration or any of its subsidiaries which substan-tially injures the Corporation or any of its sub-sidiaries or the Participant's fellow employees; or

              (2) Conviction for a felony or crime of moral turpi-tude.

         (c) In the event any Participant terminates employment with the Corporation or any of its subsidiaries for any reason, neither such Participant nor his or her Beneficiary will be entitled to receive any further benefits under this Plan if, at any time within the two-year period following such termina-tion, such Participant:

              (1) Communicates or divulges, to or for the benefit of any competitor or rival of the Corporation, any of the trade secrets or advertising processes used by the Corporation or any of its subsidiaries;

              (2) Reveals, divulges or makes known, directly or in-directly, to any person or entity, the name or any other information concerning any client, customer or account of the Corporation or any of its sub-sidiaries, or any details concerning the relation-ship between the Corporation or any of its subsid-iaries and such clients, customers and accounts; or

              (3) Reveals, divulges or makes known, directly or in-directly, to any person or entity any information concerning any prospective client, customer or account of the Corporation or any of its subsid-iaries, or any details concerning the relationship between the Corpora-tion or any of its subsidiaries any such prospective clients, custom-ers and accounts which would interfere with such relationship.

                For purposes of this Section 5.03(c), the term "prospective client" will mean any individual, association, firm, corporation, organization, or other entity whose advertising business has been solicited by the Corporation or any of its subsid-iaries at any time within one (1) year preceding the Participant's date of employment termination.

5.04     Source of Payment of Benefits
         The Corporation will pay all benefits owing under this Plan out of its general assets, and no Participant or Beneficia-ry will have any claim or right to any particular assets of the Corporation as a result of participation in this Plan. Each Participant is an unsecured creditor of the Corpora-tion with no greater rights than any other general unse-cured creditor of the Corporation. The Plan is totally unfunded and represents only the Corporation's unsecured promise to pay benefits as provided hereunder. The Corpo-ration may, but will not be obligated to, purchase one or more life insurance or annuity policies or contracts for the purpose of providing for its obligations hereunder.
         Any such policies or contracts, if so purchased, will name the Corporation as beneficiary and sole owner, with all incidents of ownership therein, including (but not limited to) the right to cash and loan values, dividends (if any), death benefits, and the right of termination thereof. Any such policies or contracts that may be purchased hereunder will remain a general unrestricted asset of the Corporation. Neither the Participant nor any Beneficiary will have any rights with respect to, or claim against, any such policy or contract, and such policy or contract will not be deemed to be held in trust for the benefit of any Participant or any Beneficiary.

5.05     Employment Rights of Parties Not Restricted
         The adoption and maintenance of this Plan will not be deemed a contract between the Employer and any Employee. Nothing in this Plan will give any Employee or Participant the right to be retained in the employ of the Employer or to interfere with the right of the Employer to discharge any Employee or Participant at any time, nor will it give the Employer the right to require any Employee or Partici-pant to remain in its employ, or to interfere with any Employee's or Participant's right to terminate his employ-ment at any time.

5.06     Designation of Beneficiary
         Each Participant will be given the opportunity to designate a Beneficiary or Beneficiaries, and, from time-to-time, the Participant may file with the SERP Administrative Committee a new or revised designation on the form provided by the SERP Administrative Committee. If a Participant is mar-ried, the Participant's spouse will be the Participant's designated Beneficiary.

         If a Participant dies without designating a Beneficiary, or if the Participant is predeceased by all designated Benefi-ciaries, the SERP Administrative Committee will distribute to the Participant's estate all benefits that are payable in the event of the Participant's death.

5.07     Amendment or Termination of the Plan
         The Plan and any Participation Agreement may be altered, amended, suspended, or terminated in whole or in part, at any time and from time-to-time, by the Board of
         Directors, in its sole discretion, upon 30 days' prior written notice delivered to each Participant affected by any such action, but no such action will adversely affect or alter any accrued benefit, right or obligation with re-spect to any Participant who has terminated, retired or died and who has become entitled to or has commenced to receive benefits hereunder.

5.08     Alienation
         No person entitled to any benefit under this Plan will have any right to sell, assign, transfer, hypothecate, encumber, commute, pledge, anticipate, or otherwise dispose of his interest in the benefit, and any attempt to do so will be void. No benefit under this Plan will be subject to any legal process, levy, execution, attachment, or garnishment for the payment of any claim against such person.

5.09 Distribution in the Event Participation Is Disallowed Notwithstanding any provision herein to the contrary, in the event the SERP Administrative Committee, in its sole discretion, determines that the participation of any Par-ticipant in this Plan may cause this Plan to fail to be exempt from the requirements of Parts 2, 3, and 4 of Subti-tle B of Title I of ERISA as an unfunded plan of deferred compensation for a select group of management or highly compensated employees, such Participant will cease to be a Participant in this Plan as of the date such determination is made by the SERP Administrative Committee, and as soon as administratively practicable the single-sum value of the benefit that he has accrued as of the date of such determi-nation under this Plan will be paid to such Participant (or to his beneficiary or beneficiaries in the event of his death) in a single-cash payment in lieu of and in full sat-isfaction of all of his rights and interests under this Plan. Such single-sum value will be computed using the definition of actuarial equivalence as set forth in the first paragraph of Section 1.02 of the Triton Energy Re-tirement Income Plan.

5.10     Binding on Employer, Employees, and Their Successors
         This Plan will be binding upon and inure to the benefit of the Company and to any other Employer participating in this Plan, their successors and assigns, and the employee and his heirs, executors, administrators, and duly appointed legal representatives.





EXECUTED this ________ day of ___________________, 1994, effec-
tive as of January 1, 1994.



                     Triton Energy Corporation


                     By:   // Robert B. Holland, III
                         ---------------------------
                         Robert B. Holland, III
                         Sr. Vice President, General Counsel
                         and Secretary